PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	Michael J. Spector	Ext. 1055
		Juan B. Medina	Ext. 1033

		Telephone:	(787) 883-2570

MARGO CARIBE, INC. ELECTS ROBERTO J. LUCIANO, CPA, CIA,
TO SERVE AS A NEW MEMBER OF THE COMPANY’S BOARD OF DIRECTORS

Vega Alta, Puerto Rico; July 29, 2005 - Margo Caribe, Inc., and its subsidiaries (the “Company”) today announced that the Board of Directors of the Company had unanimously elected Roberto J. Luciano, CPA, CIA, to serve as a director until the next Annual Meeting of Stockholders.

Mr. Luciano is a certified public accountant and a Managing Director of Lomba, Luciano, Méndez & Dolagaray, PSC, a full-service CPA and consulting firm based in San Juan, Puerto Rico. Mr. Luciano’s prior experience includes serving as Controller of Méndez & Co., a leading food and beverages distributor in Puerto Rico. The Board of Directors of the Company stated that Mr. Luciano has the past employment experience in finance and accounting, as well as all the other attributes, sought by the Company to serve on its Board of Directors.

Mr. Luciano will serve as Chairman of the Audit Committee of the Board of Directors and has been designated as “audit committee financial expert” as such term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors stated that this appointment is another important element in ensuring the most effective framework for corporate governance at the Company.

Margo Caribe, Inc., is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean.  The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States.  In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

FORWARD LOOKING STATEMENTS

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,”“anticipate,”“hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.